Exhibit 99.2

                               [DESTEC LETTERHEAD]

                             INVESTOR CONTACT: Richard H. Woodfin
                                               713/735-4022
                                MEDIA CONTACT: Marvin L. Brown, Jr.
                                               713/735-4215
                                               February 18, 1997

                Destec Energy, Inc. Announces Merger Agreement
                 for Acquisition of Destec by NGC Corporation

               Destec Energy, Inc. (NYSE:ENG) announced that its Board of Directors has approved a Merger Agreement under which NGC Corporation (NYSE:NGL) will acquire Destec in a merger for $21.65 in cash for each outstanding share of Destec common stock, or approximately $1.27 billion in the aggregate. Following the Merger, Destec will become a wholly owned subsidiary of NGC.

               More than 80 percent of Destec's shares are currently held by The Dow Chemical Company, which has agreed to vote its Destec shares in favor of the Merger.

               Charles F. Goff, Chairman and Chief Executive Officer of Destec, stated. "I am delighted to make this announcement today. Our proposed merger with NGC at $21.65 per share, in the judgment of our entire Board, represents outstanding value for all of our shareholders. We also believe that the merger represents a good opportunity for Destec employees, since NGC is not presently in the independent power business and plans to continue to grow the business."

               The consummation of the Merger is subject to certain conditions, including the approval by the holders of two-thirds of Destec's outstanding common stock, federal antitrust authorities and the Federal Energy Regulatory Commission.

               Morgan Stanley & Co. Incorporated acted as financial advisor to Destec for this transaction.

               Destec is a major, worldwide independent power developer, producer and marketer that owns power generation and gasification facilities which produce, sell and market electricity, steam and synthetic fuel gas. Destec has interests in 24 operating projects with a total rated equivalent capacity of approximately 5,136 megawatts of electricity and over three million pounds per hour of steam. Destec currently has eight projects, representing more than 3,000 megawatts of capacity, in construction or advanced development.